Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2020 RESULTS

Miami Lakes, Fla. — July 29, 2020 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2020.
“Our financial performance was strong this quarter, in a very challenging environment. We continued to deliver for our customers, employees and shareholders," said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended June 30, 2020, the Company reported net income of $76.5 million, or $0.80 per diluted share, compared to $81.5 million, or $0.81 per diluted share, for the quarter ended June 30, 2019. On an annualized basis, results for the quarter ended June 30, 2020 generated a return on average stockholders' equity of 11.6% and a return on average assets of 0.90%.
For the six months ended June 30, 2020, the Company reported net income of $45.6 million, or $0.47 per diluted share, compared to $147.4 million, or $1.45 per diluted share, for the six months ended June 30, 2019. Results for the six months ended June 30, 2020 were negatively impacted by the application of the Current Expected Credit Losses ("CECL") accounting methodology, including the expected impact of COVID-19 on the provision for credit losses.
Financial Highlights

•
Pre-tax, pre-provision net revenue ("PPNR") improved by $37.3 million, or 44%, to $122.3 million for the quarter ended June 30, 2020 compared to $85.0 million for the immediately preceding quarter ended March 31, 2020 and by $16.2 million, compared to $106.1 million for the quarter ended June 30, 2019. Growth in PPNR for the quarter ended June 30, 2020 compared to the immediately preceding quarter resulted from (i) an increase of $9.8 million in net interest income; (ii) a $15.1 million increase in non-interest income; and (iii) a decrease of $12.5 million in non-interest expense. For the six months ended June 30, 2020 and 2019, PPNR was $207.3 million and $206.6 million, respectively.

•
The net interest margin, calculated on a tax-equivalent basis, increased to 2.39% for the quarter ended June 30, 2020 from 2.35% for the immediately preceding quarter. The yield on interest earnings assets declined by 0.44% while the cost of interest bearing liabilities declined by 0.60% for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020. The net interest margin was 2.52% for the quarter ended June 30, 2019.

•
The average cost of total deposits declined by 0.56% to 0.80% for the quarter ended June 30, 2020, from 1.36% for the immediately preceding quarter ended March 31, 2020. The cost of total deposits was 1.70% for the quarter ended June 30, 2019. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.65% at June 30, 2020 from 1.12% at March 31, 2020 and 1.42% at December 31, 2019.

•
The provision for credit losses totaled $25.4 million for the quarter ended June 30, 2020 compared to $125.4 million for the immediately preceding quarter ended March 31, 2020. The provision for credit losses was $150.8 million for the six months ended June 30, 2020. For the quarter and six months ended June 30, 2019, the Company recorded a provision for (recovery of) loan losses, under the incurred loss model, of $(2.7) million and $7.5 million, respectively.

•
Non-interest bearing demand deposits grew by $1.3 billion, or 28%, for the quarter ended June 30, 2020, to 23% of total deposits compared to 18% of total deposits at March 31, 2020. Total deposits increased by $1.1 billion during the quarter ended June 30, 2020. Average non-interest bearing demand deposits increased by $944.5 million for the quarter ended June 30, 2020 compared to the immediately preceding quarter, and by $1.4 billion compared to the quarter ended June 30, 2019. Growth in non-interest bearing demand deposits for the quarter ended June 30, 2020 was positively impacted by proceeds from Paycheck Protection Program ("PPP") loans.

•
Loans and leases, including operating lease equipment, grew by $656 million for the quarter ended June 30, 2020. Loan and lease growth for the quarter ended June 30, 2020 included growth of $827 million in PPP loans and $308 million in mortgage warehouse outstandings, partially offset by expected declines in certain other portfolio segments. We funded over 3,500 PPP loans totaling $876 million during the quarter ended June 30, 2020.

•
The net unrealized loss on investment securities available for sale improved to $2.6 million at June 30, 2020 from $249.8 million at March 31, 2020, in response to both declines in market rates and tightening spreads.

•
Stockholders' equity increased by $238.9 million during the quarter ended June 30, 2020 to $2.8 billion. The increase was driven by the recovery of $180.6 million in accumulated other comprehensive income related to the reduction in unrealized losses on investment securities available for sale and by the retention of earnings. At June 30, 2020, book value per common share and tangible book value per common share were $29.81 and $28.97, respectively.

•	During the quarter ended June 30, 2020, the Company completed an underwritten public offering of $300 million aggregate principal amount of its 5.125% subordinated notes, augmenting Tier 2 capital.
Capital
The Company's and BankUnited, N.A.'s regulatory capital ratios at June 30, 2020 and December 31, 2019 were as follows:

	June 30, 2020		December 31, 2019		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.5%	9.3%	8.9%	9.3%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.2%	13.4%	12.3%	12.9%	6.5%
Total risk-based capital	14.3%	14.3%	12.8%	13.4%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 11.9% and 13.2%, respectively, at June 30, 2020.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	June 30, 2020		March 31, 2020		December 31, 2019
Residential and other consumer loans	$5,577,807	23.5%	$5,634,823	24.4%	$5,661,119	24.5%
Multi-family	1,893,753	7.9%	1,967,578	8.5%	2,217,705	9.6%
Non-owner occupied commercial real estate	4,940,531	20.7%	4,987,798	21.5%	5,030,904	21.7%
Construction and land	246,609	1.0%	222,223	1.0%	243,925	1.1%
Owner occupied commercial real estate	2,041,346	8.6%	2,026,510	8.7%	2,062,808	8.9%
Commercial and industrial	4,691,326	19.7%	5,008,573	21.6%	4,655,349	20.1%
PPP	827,359	3.5%	—	—%	—	—%
Pinnacle	1,242,506	5.1%	1,187,607	5.1%	1,202,430	5.2%
Bridge - franchise finance	623,139	2.6%	647,699	2.7%	627,482	2.6%
Bridge - equipment finance	589,785	2.5%	649,154	2.8%	684,794	3.0%
Mortgage warehouse lending ("MWL")	1,160,728	4.9%	852,313	3.7%	768,472	3.3%
	$23,834,889	100.0%	$23,184,278	100.0%	$23,154,988	100.0%
Operating lease equipment, net	$689,965		$684,563		$698,153
Loan and lease growth for the quarter ended June 30, 2020 was primarily driven by $827 million in PPP loans and a $308 million increase in mortgage warehouse outstandings. At June 30, 2020, mortgage warehouse commitments totaled $1.7 billion, with line utilization of 71%, compared to $1.3 billion at December 31, 2019, with line utilization of 59%. The decline in multi-

family balances was driven primarily by continued runoff of the New York portfolio. Commercial and industrial loans declined by $317 million, as a result of lower production, payoffs and lower line utilization.
At June 30, 2020, March 31, 2020 and December 31, 2019, the residential portfolio included $805 million, $760 million and $676 million, respectively, of GNMA early buyout loans. Residential activity for the quarter included purchases of approximately $243 million in GNMA early buyout loans, offset by approximately $199 million in re-poolings and paydowns. Residential and other consumer loans, excluding GNMA early buyout loans, experienced a net decline of approximately $101 million driven by higher prepayment speeds.
The following table presents loan portfolio sub-segments that, in light of current circumstances, were initially identified for enhanced monitoring and the amount within each of those sub-segments for which payment deferrals were granted (dollars in thousands):

	June 30, 2020
	Amount	% of Total Loans	Amount For Which A Payment Deferral Was Granted	% of Portfolio Segment
Retail exposure in the CRE portfolio	$1,437,681	6.0%	$769,025	53.5%
Retail exposure in the C&I portfolio (1)	332,421	1.4%	68,299	20.5%
Bridge - franchise finance	623,139	2.6%	459,589	73.8%
Hotel	620,673	2.6%	536,826	86.5%
Airlines and aviation authorities	163,846	0.7%	—	—%
Cruise lines	74,696	0.3%	—	—%
Energy (2)	56,310	0.2%	—	—%
	$3,308,766	13.8%	$1,833,739	55.4%

(1)	Includes $222 million of owner-occupied commercial real estate loans.

(2)	There is also exposure to energy in the operating lease portfolio, primarily railcars, totaling $287 million at June 30, 2020.

The rate of re-deferral requests to date for these portfolio segments, in the aggregate is 17%, compared to the initial deferral rate of 55%.
Asset Quality and the Allowance for Credit Losses
The following table presents the allowance for credit losses ("ACL") at the dates indicated, related ACL coverage ratios, as well as net charge-off rates for the quarters ended June 30, 2020, March 31, 2020 and the year ended December 31, 2019 (dollars in thousands):

	ACL	ACL to Total Loans		ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2019 (incurred loss)	$108,671	0.47%		53.07%	0.05%
January 1, 2020 (initial date of CECL adoption)	$135,976	0.59%		66.4%	N/A
March 31, 2020 (expected loss)	$250,579	1.08%		126.41%	0.13%
June 30, 2020 (expected loss)	$266,123	1.12%	(2)	130.29%	0.20%

(1)	Annualized for the quarters ended June 30, 2020 and March 31, 2020.

(2)	ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 1.27% at June 30, 2020.
The ACL at June 30, 2020 represents management's estimate of lifetime expected credit losses from the loan portfolio given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in June 2020, economic information provided by additional sources, certain data obtained during the month of June reflecting the impact of recent events on individual borrowers and other relevant information. For the quarter ended June 30, 2020, the Company recorded a provision for credit losses of $25.4 million, which included a reduction of $6.2 million related to unfunded loan commitments.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Beginning balance	$250,579	$114,703	$108,671	$109,931
Cumulative effect of adoption of CECL	—	—	27,305	—
Balance after adoption of CECL	250,579	114,703	135,976	109,931
Provision (recovery)	31,584	(2,747)	153,449	7,534
Charge-offs	(19,178)	(1,711)	(26,984)	(7,844)
Recoveries	3,138	1,896	3,682	2,520
Ending balance	$266,123	$112,141	$266,123	$112,141
Charge-offs for the quarter ended June 30, 2020 included $16.1 million related to one BFG franchise borrower.
Non-performing loans totaled $204.2 million or 0.86% of total loans at June 30, 2020, compared to $204.8 million or 0.88% of total loans at December 31, 2019. Non-performing loans included $45.7 million of the guaranteed portion of SBA loans on non-accrual status at both June 30, 2020 and December 31, 2019, representing 0.19% and 0.20% of total loans at June 30, 2020 and December 31, 2019, respectively.
Net interest income
Net interest income for the quarter ended June 30, 2020 increased to $190.3 million from $180.6 million for the immediately preceding quarter ended March 31, 2020 and was relatively flat to net interest income of $190.9 million for the quarter ended June 30, 2019. Interest income decreased by $26.4 million for the quarter ended June 30, 2020 compared to the immediately preceding quarter, and by $59.5 million, compared to the quarter ended June 30, 2019. Interest expense decreased by $36.1 million compared to the immediately preceding quarter and by $58.9 million compared to the quarter ended June 30, 2019. Decreases in both interest income and expense resulted from decreases in market interest rates, partially offset by the impact of increases in average interest earning assets and average interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.04% to 2.39% for the quarter ended June 30, 2020, from 2.35% for the immediately preceding quarter ended March 31, 2020, and decreased from 2.52% for the quarter ended June 30, 2019. The Company's net interest margin, calculated on a tax-equivalent basis, was 2.37% for the six months ended June 30, 2020, compared to 2.53% for the six months ended June 30, 2019. The interest rate spread increased to 2.13% for the quarter ended June 30, 2020 from 1.97% for the quarter ended March 31, 2020 and 2.10% for the quarter ended June 30, 2019 as declines in the cost of interest bearing liabilities outpaced declines in the yield on interest earning assets.

The increase in the net interest margin for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 resulted from the decline in the cost of interest bearing liabilities, particularly the cost of deposits, outpacing the decline in yields on interest earning assets. Offsetting factors contributing to the increase in the net interest margin for the quarter ended June 30, 2020 compared to the immediately preceding quarter ended March 31, 2020 included:

•
The most significant factor leading to the increase in the net interest margin for the quarter ended June 30, 2020 compared to the immediately preceding quarter was the decline in the cost of deposits. The average rate on interest bearing deposits decreased to 1.01% for the quarter ended June 30, 2020, from 1.66% for the quarter ended March 31, 2020. This decline reflected initiatives taken to lower rates paid on deposits following actions by the Fed in the fourth quarter of 2019 and first quarter of 2020. We expect the cost of interest bearing deposits to continue to decline; at June 30, 2020, approximately $2.3 billion or 35% of the time deposit portfolio, with an average rate of 1.91%, has not yet repriced since the last Fed rate cut.

For the quarter ended June 30, 2020, the increase in average non-interest bearing demand deposits as a percentage of average total deposits also positively impacted the cost of deposits and the net interest margin.

•
The average rate paid on borrowings declined to 1.97% for the quarter ended June 30, 2020, from 2.51% for the quarter ended March 31, 2020, reflecting declines in rates on overnight and short-term FHLB advances as well as the impact of PPPLF borrowings priced at rates lower than the average rate paid by the Company on its borrowings.

•
The tax-equivalent yield on loans decreased to 3.71% for the quarter ended June 30, 2020, from 4.18% for the quarter ended March 31, 2020. The most significant factor contributing to this decrease was the decline in benchmark interest rates, which impacted the level of prepayments of higher rate loans as well as rates earned on both existing floating rate assets and new production. The addition of lower yielding PPP loans to the balance sheet also contributed to the decline in the yield on loans.

•
The tax-equivalent yield on investment securities decreased to 2.48% for the quarter ended June 30, 2020 from 2.81% for the quarter ended March 31, 2020. The most significant factor contributing to this decrease was the impact of decreases in benchmark interest rates on both existing floating rate assets and new securities added to the portfolio.

Significant offsetting factors contributing to the decrease in the net interest margin for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019 included:

•	The average rate on interest bearing deposits decreased to 1.01% for the quarter ended June 30, 2020, from 2.04% for the quarter ended June 30, 2019,

•	The average rate on borrowings declined to 1.97% for the quarter ended June 30, 2020, from 2.62% for the quarter ended June 30, 2019.

•	The tax-equivalent yield on loans decreased to 3.71% for the quarter ended June 30, 2020, from 4.52% for the quarter ended June 30, 2019.

•
The tax-equivalent yield on investment securities decreased to 2.48% for the quarter ended June 30, 2020 from 3.61% for the quarter ended June 30, 2019. The most significant factors contributing to this decrease were the decreases in benchmark interest rates impacting new purchases of investments and re-pricing of variable rate securities, and to a lesser extent, increased prepayment speeds.

Non-interest income
Non-interest income increased to $38.4 million for the quarter ended June 30, 2020 from $23.3 million for the immediately preceding quarter ended March 31, 2020 and from $35.3 million for the quarter ended June 30, 2019. Non-interest income totaled $61.6 million and $71.6 million for the six months ended June 30, 2020 and 2019, respectively.
The main reason for the increase in non-interest income for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 was an increase in gain on investment securities; gain on investment securities was $6.8 million for the quarter ended June 30, 2020 compared to a loss of $(3.5) million for the immediately preceding quarter. Non-interest income for the prior quarter included a $5.0 million unrealized loss on marketable equity securities, resulting from the impact on markets of the COVID-19 crisis, which improved to a $1.1 million unrealized gain for the quarter ended June 30, 2020.

The increase in non-interest income for the quarter ended June 30, 2020 compared to the corresponding period in 2019 was primarily related to increases in gains on investment securities and gains on sale of loans of $2.7 million and $2.2 million, respectively.
Deposit service charges for the quarter ended June 30, 2020 were impacted by fee waivers related to COVID-19 and to lower levels of activity, also related to COVID-19.
Non-interest expense
Non-interest expense declined by $12.5 million to $106.4 million for the quarter ended June 30, 2020 from $118.9 million for the immediately preceding quarter ended March 31, 2020 and by $13.7 million to $120.1 million for the quarter ended June 30, 2019. Non-interest expense totaled $225.2 million and $246.8 million for the six months ended June 30, 2020 and 2019, respectively, a decline of approximately 9%.

•
Employee compensation and benefits decreased by $10.0 million for the quarter ended June 30, 2020 compared to the immediately preceding quarter ended March 31, 2020. Compensation and benefits declined by $8.4 million and $14.7 million, respectively, for the quarter and six months ended June 30, 2020, compared to the corresponding periods in 2019. These decreases reflected reductions in headcount related to our BankUnited 2.0 initiative. Additionally, compensation cost for the quarter ended June 30, 2020 was reduced by (i) lower variable compensation costs, (ii) a decrease in equity based compensation expense related to the impact of a declining stock price on liability-classified awards and (iii) in comparison to the prior quarter, seasonally lower payroll taxes and benefits.

•
Professional fees decreased by $3.8 million and $8.5 million, respectively, for the quarter and six months ended June 30, 2020, primarily due to the consulting services in 2019 related to our BankUnited 2.0 initiative.

•	Costs incurred directly related to the implementation of our BankUnited 2.0 initiative during the six months ended June 30, 2020 and 2019 totaled $0.3 million and $12.1 million, respectively.

•	For both the quarter and six months ended June 30, 2020, non-interest expense included approximately $1.5 million in costs directly related to COVID-19.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 29, 2020 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at http://ir.bankunited.com/. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 4097326. A replay of the call will be available from 12:00 p.m. ET on July 29th through 11:59 p.m. ET on August 5th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 4097326. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $34.7 billion at June 30, 2020, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 74 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at June 30, 2020.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates, ” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
Cash and due from banks:
Non-interest bearing	$10,599	$7,704
Interest bearing	391,632	206,969
Cash and cash equivalents	402,231	214,673
Investment securities (including securities recorded at fair value of $8,683,628 and $7,759,237)	8,693,628	7,769,237
Non-marketable equity securities	233,051	253,664
Loans held for sale	2,623	37,926
Loans	23,834,889	23,154,988
Allowance for credit losses	(266,123)	(108,671)
Loans, net	23,568,766	23,046,317
Bank owned life insurance	292,012	282,151
Operating lease equipment, net	689,965	698,153
Goodwill and other intangible assets	77,652	77,674
Other assets	785,971	491,498
Total assets	$34,745,899	$32,871,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$5,883,362	$4,294,824
Interest bearing	2,865,944	2,130,976
Savings and money market	10,590,315	10,621,544
Time	6,730,803	7,347,247
Total deposits	26,070,424	24,394,591
Federal funds purchased	100,000	100,000
FHLB and PPPLF borrowings	4,650,599	4,480,501
Notes and other borrowings	722,332	429,338
Other liabilities	447,491	486,084
Total liabilities	31,990,846	29,890,514

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 92,420,278 and 95,128,231 shares issued and outstanding	924	951
Paid-in capital	991,509	1,083,920
Retained earnings	1,905,639	1,927,735
Accumulated other comprehensive loss	(143,019)	(31,827)
Total stockholders' equity	2,755,053	2,980,779
Total liabilities and stockholders' equity	$34,745,899	$32,871,293

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income:
Loans	$213,938	$249,364	$448,297	$489,996
Investment securities	50,932	72,796	106,992	149,141
Other	2,908	5,069	6,628	9,921
Total interest income	267,778	327,229	561,917	649,058
Interest expense:
Deposits	50,187	99,987	133,009	197,408
Borrowings	27,254	36,359	57,995	69,866
Total interest expense	77,441	136,346	191,004	267,274
Net interest income before provision for credit losses	190,337	190,883	370,913	381,784
Provision for (recovery of) credit losses	25,414	(2,747)	150,842	7,534
Net interest income after provision for credit losses	164,923	193,630	220,071	374,250
Non-interest income:
Deposit service charges and fees	3,701	4,290	7,887	8,120
Gain on sale of loans, net	4,326	2,121	7,792	5,057
Gain on investment securities, net	6,836	4,116	3,383	9,901
Lease financing	16,150	17,005	31,631	34,191
Other non-interest income	7,338	7,805	10,956	14,323
Total non-interest income	38,351	35,337	61,649	71,592
Non-interest expense:
Employee compensation and benefits	48,877	57,251	107,764	122,484
Occupancy and equipment	11,901	13,991	24,270	27,157
Deposit insurance expense	4,806	5,027	9,209	9,068
Professional fees	3,131	6,937	6,335	14,808
Technology and telecommunications	14,025	12,013	26,621	23,181
Depreciation of operating lease equipment	12,219	11,489	24,822	23,301
Other non-interest expense	11,411	13,377	26,217	26,776
Total non-interest expense	106,370	120,085	225,238	246,775
Income before income taxes	96,904	108,882	56,482	199,067
Provision for income taxes	20,396	27,431	10,925	51,644
Net income	$76,508	$81,451	$45,557	$147,423
Earnings per common share, basic	$0.80	$0.81	$0.47	$1.46
Earnings per common share, diluted	$0.80	$0.81	$0.47	$1.45

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2020			2019
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,534,684	$217,691	3.71%	$22,505,138	$253,766	4.52%
Investment securities (3)	8,325,217	51,684	2.48%	8,187,518	73,867	3.61%
Other interest earning assets	765,848	2,908	1.53%	525,563	5,069	3.87%
Total interest earning assets	32,625,749	272,283	3.35%	31,218,219	332,702	4.27%
Allowance for credit losses	(254,396)			(117,206)
Non-interest earning assets	1,976,398			1,589,286
Total assets	$34,347,751			$32,690,299
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,448,545	4,722	0.78%	$1,773,912	6,225	1.41%
Savings and money market deposits	10,450,310	17,447	0.67%	10,924,580	52,191	1.92%
Time deposits	7,096,097	28,018	1.59%	6,944,862	41,571	2.40%
Total interest bearing deposits	19,994,952	50,187	1.01%	19,643,354	99,987	2.04%
Short term borrowings	119,835	32	0.11%	127,242	771	2.42%
FHLB and PPPLF borrowings	4,961,376	21,054	1.71%	5,028,418	30,263	2.41%
Notes and other borrowings	493,278	6,168	5.00%	405,726	5,325	5.25%
Total interest bearing liabilities	25,569,441	77,441	1.22%	25,204,740	136,346	2.17%
Non-interest bearing demand deposits	5,313,009			3,932,716
Other non-interest bearing liabilities	820,439			601,703
Total liabilities	31,702,889			29,739,159
Stockholders' equity	2,644,862			2,951,140
Total liabilities and stockholders' equity	$34,347,751			$32,690,299
Net interest income		$194,842			$196,356
Interest rate spread			2.13%			2.10%
Net interest margin			2.39%			2.52%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2020			2019
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,192,374	$455,799	3.94%	$22,241,262	$498,776	4.51%
Investment securities (3)	8,216,433	108,635	2.64%	8,353,116	151,474	3.63%
Other interest earning assets	706,238	6,628	1.89%	510,933	9,921	3.91%
Total interest earning assets	32,115,045	571,062	3.57%	31,105,311	660,171	4.26%
Allowance for credit losses	(196,619)			(114,157)
Non-interest earning assets	1,863,074			1,596,565
Total assets	$33,781,500			$32,587,719
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,311,086	11,681	1.02%	$1,738,393	11,864	1.38%
Savings and money market deposits	10,431,256	55,203	1.06%	11,187,818	105,008	1.89%
Time deposits	7,303,083	66,125	1.82%	6,926,041	80,536	2.34%
Total interest bearing deposits	20,045,425	133,009	1.33%	19,852,252	197,408	2.01%
Short term borrowings	106,951	399	0.75%	132,282	1,596	2.41%
FHLB and PPPLF borrowings	4,688,102	46,138	1.98%	4,845,337	57,637	2.40%
Notes and other borrowings	461,188	11,458	4.97%	405,547	10,633	5.24%
Total interest bearing liabilities	25,301,666	191,004	1.52%	25,235,418	267,274	2.13%
Non-interest bearing demand deposits	4,840,781			3,769,828
Other non-interest bearing liabilities	784,770			629,123
Total liabilities	30,927,217			29,634,369
Stockholders' equity	2,854,283			2,953,350
Total liabilities and stockholders' equity	$33,781,500			$32,587,719
Net interest income		$380,058			$392,897
Interest rate spread			2.05%			2.13%
Net interest margin			2.37%			2.53%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2020	2019	2020	2019
Basic earnings per common share:
Numerator:
Net income	$76,508	$81,451	$45,557	$147,423
Distributed and undistributed earnings allocated to participating securities	(3,353)	(3,382)	(1,939)	(6,074)
Income allocated to common stockholders for basic earnings per common share	$73,155	$78,069	$43,618	$141,349
Denominator:
Weighted average common shares outstanding	92,409,949	97,451,019	93,177,243	98,150,014
Less average unvested stock awards	(1,207,798)	(1,174,339)	(1,154,589)	(1,173,137)
Weighted average shares for basic earnings per common share	91,202,151	96,276,680	92,022,654	96,976,877
Basic earnings per common share	$0.80	$0.81	$0.47	$1.46
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$73,155	$78,069	$43,618	$141,349
Adjustment for earnings reallocated from participating securities	—	9	—	13
Income used in calculating diluted earnings per common share	$73,155	$78,078	$43,618	$141,362
Denominator:
Weighted average shares for basic earnings per common share	91,202,151	96,276,680	92,022,654	96,976,877
Dilutive effect of stock options and certain shared-based awards	705	345,899	126,858	313,821
Weighted average shares for diluted earnings per common share	91,202,856	96,622,579	92,149,512	97,290,698
Diluted earnings per common share	$0.80	$0.81	$0.47	$1.45

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Financial ratios (4)
Return on average assets	0.90%	1.00%	0.27%	0.91%
Return on average stockholders’ equity	11.6%	11.1%	3.2%	10.1%
Net interest margin (3)	2.39%	2.52%	2.37%	2.53%

	June 30, 2020	December 31, 2019
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.86%	0.88%
Non-performing assets to total assets (2) (5)	0.60%	0.63%
Allowance for credit losses to total loans	1.12%	0.47%
Allowance for credit losses to non-performing loans (1) (5)	130.29%	53.07%
Net charge-offs to average loans (4)	0.20%	0.05%

(1)
We define non-performing loans to include non-accrual loans and loans other than purchase credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchase credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	On a tax-equivalent basis.

(4)	Annualized for the three and six month periods.

(5)
Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $45.7 million or 0.19% of total loans and 0.13% of total assets, at June 30, 2020; and $45.7 million or 0.20% of total loans and 0.14% of total assets, at December 31, 2019.

Non-GAAP Financial Measures
PPNR is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses, particularly in view of the adoption of the CECL accounting methodology, which may impact comparability of operating results to prior periods. This measure also provides a meaningful basis for comparison to other financial institutions and is a measure frequently cited by investors. The following table reconciles the non-GAAP financial measurement of PPNR to the comparable GAAP financial measurement of income before income taxes for the three and six months ended June 30, 2020 and 2019 and the three months ended March 31, 2020 (in thousands):

	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
	2020	2020	2019	2020	2019
Income (loss) before income taxes (GAAP)	$96,904	$(40,422)	$108,882	$56,482	$199,067
Plus: Provision for (recovery of) credit losses	25,414	125,428	(2,747)	150,842	7,534
PPNR (non-GAAP)	$122,318	$85,006	$106,135	$207,324	$206,601
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans with a zero-loss expectation. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at June 30, 2020 (dollars in thousands):

Total loans (GAAP)	$23,834,889
Less: Government insured residential loans	826,238
Less: PPP loans	827,359
Less: MWL	1,160,728
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$21,020,564

ACL	$266,123

ACL to total loans (GAAP)	1.12%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	1.27%

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2020 (in thousands except share and per share data):

Total stockholders’ equity	$2,755,053
Less: goodwill and other intangible assets	77,652
Tangible stockholders’ equity	$2,677,401

Common shares issued and outstanding	92,420,278

Book value per common share	$29.81

Tangible book value per common share	$28.97